Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter and Fiscal Year Ended December 31, 2023

Chicago, IL, March 29, 2024 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse and specialized individuals, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2023.

“2023 was a challenging year for PDN, considering the optimism we had as we closed out fiscal 2022.  The early 2023 downturn in the economy and reduced hiring in industries that are personnel heavy caused us to look to restructure ourselves internally and alter our marketing strategies." said Adam He, CEO of Professional Diversity Network. "We acquired Expo Experts at the beginning of fiscal 2023 and increased our interest in RemoteMore to approximately 73%. We also created an internal marketing department to focus on strategic outreach giving us the revenue generation potential that we need to be successful, as well as reducing costs from external sources used in this manner.   We believe that these changes will allow us to focus our efforts more quickly and efficiently. We are looking to penetrate these strategic areas as the need for diversification in the workforce is still in demand. Overall, we were seeing hiring practices increasing in certain industries in second half of 2023 and into early 2024, as evidenced by our recently successful career fair events, specifically our partnership with the National Urban League in February 2024 and the Women's History and National (Security) Cleared events held in March 2024. We remain focused on building up core operations, capitalizing on strategic opportunities, and maximizing shareholder value.”

Fourth Quarter Financial Highlights:

●	Total consolidated revenues for the three months ended December 31, 2023 decreased approximately $56,000, or 2.9 percent, as compared to the same period in the prior year.

●

On December 31, 2023, cash balances were approximately $628,000 as compared to $1,237,000 on December 31, 2022. Working capital deficit from continuing operations on December 31, 2023, was approximately $1,107,000 as compared to a working capital deficit from continuing operations of $187,000 on December 31, 2022.

●

In December 2023, we sold a combined 273,341 shares of our common stock to Tumim Stone Capital LLC through our committed equity line at an average price of $1.70 for aggregate gross proceeds of approximately $464,300.

●	In December 2023, we entered into a stock purchase agreement with CFL, in which we sold 122,670 shares of our common stock at a price per share of $1.63 for gross proceeds of approximately $200,000.

Financial Results for the Three Months Ended December 31, 2023

Revenues

During the three months ended December 31, 2023, our PDN Network generated approximately $1,106,000 of comparable revenues compared to approximately $1,058,000 in revenues during the three months ended December 31, 2022, an increase of approximately $48,000 or 4.5 percent.  Expo Experts generated approximately $127,000 of revenues for which there were no comparable revenues in the same period of the prior year.

During the three months ended December 31, 2023, NAPW Network revenues were approximately $131,000, compared to revenues of approximately $129,000 during the same period in the prior year, an increase of approximately $2,000 or 1.6 percent.

During the three months ended December 31, 2023, RemoteMore revenue was approximately $531,000, compared to revenues of approximately $764,000 during the same period in the prior year, a decrease of approximately $233,000.

Costs and Expenses

Cost of revenues during the three months ended December 31, 2023 was approximately $766,000, a decrease of approximately $471,000, or 38.1 percent, from approximately $1,237,000 during the same period of the prior year.

General and administrative expenses decreased by approximately $303,000, or 27.4 percent, to approximately $802,000 during the three months ended December 31, 2023, as compared to the same period in the prior year.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended December 31, 2023, we incurred a net loss of approximately $525,000 from continuing operations, a reduction in the net loss of approximately $530,000 or 50.2 percent, compared to a net loss of approximately $1,055,000 during the three months ended December 31, 2022.

Financial Results for the Year Ended December 31, 2023

Revenues

Total revenues for the year ended December 31, 2023 decreased approximately $615,000, or 7.4%, to approximately $7,699,000 from approximately $8,314,000 during the prior year.

During the year ended December 31, 2023, our PDN Network generated approximately $4,363,000 in comparable revenues compared to approximately $5,029,000 in revenues during the year ended December 31, 2022, a decrease of approximately $666,000, or 13.2 percent. Expo Experts generated approximately $368,000 of revenue for which there were no comparable revenue in the same period of the prior year.

During the year ended December 31, 2023, NAPW Network revenues were approximately $531,000, compared to revenues of approximately $639,000 during the prior year, a decrease of approximately $108,000 or 16.9 percent.

During the year ended December 31, 2023, RemoteMore revenue was approximately $2,437,000, compared to revenues of approximately $2,646,000 during the prior year, a decrease of approximately $209,000 or 7.9 percent.

Costs and Expenses

Cost of revenues during the year ended December 31, 2023 was approximately $3,461,000, a decrease of approximately $799,000, or 18.8 percent, from approximately $4,260,000 during the prior year.

General and administrative expenses increased by approximately $877,000, or 24.5 percent, to approximately $4,452,000 during the year ended December 31, 2023, as compared to the prior year.

Net Loss from Continuing Operations

During the year ended December 31, 2023, we incurred a net loss of approximately $4,386,000 from continuing operations, an increase in the net loss of approximately $1,294,000 or 41.8 percent, compared to a net loss of approximately $3,092,000 during the same period in the prior year. The increase was predominately due to settlement of litigation resulting in a one-time, non-cash gain of approximately $908,000 in the prior year.

Summary Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	December 31,	December 31,
	2023	2022
Current Assets:
Cash and cash equivalents	$628	$1,237
Other current assets	1,741	2,020
Total current assets	$2,368	$3,257
Long-term assets	3,958	3,579
Total Assets	$6,327	$6,836

Total current liabilities	$3,475	$3,943
Total long-term liabilities	283	584
Total liabilities	$3,758	$4,527

Total stockholders’ equity	3,048	2,546
Total stockholders’ equity – noncontrolling interests	(480)	(237)
Total liabilities and stockholders’ equity	$6,327	$6,836

Summary of Financial Operations

	Year Ended
	December 31,		Change	Change
	2023	2022	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$531	$639	$(109)	(17.0)%
Recruitment services	4,640	4,862	(222)	(4.6)%
Contracted software development	2,437	2,646	(208)	(7.9)%
Consumer advertising and marketing solutions	91	167	(76)	(45.5)%
Total revenues	$7,699	$8,314	$(615)	(7.4)%

Cost and expenses:
Cost of revenues	$3,461	$4,260	$(799)	(18.8)%
Sales and marketing	3,701	2,806	895	31.9%
General and administrative	4,452	3,574	877	24.5%
Depreciation and amortization	624	776	(152)	(19.6)%
Total pre-tax cost and expenses:	$12,238	$11,416	$822	7.2%

Loss from continuing operations, net of tax	$(4,386)	$(3,092)	$(1,294)	41.8%

Basic and diluted loss per share:
Continuing operations	$(0.43)	$(0.39)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	10,621,522	8,195,282

	Three Months Ended
	December 31,		Change	Change
	2023	2022	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$131	$129	$2	1.6%
Recruitment services	1,218	1,022	196	19.2%
Products sales and other	531	764	(233)	(30.5)%
Consumer advertising and marketing solutions	15	36	(21)	(58.3)%
Total revenues	$1,895	$1,951	$(56)	(2.9)%

Cost and expenses:
Cost of revenues	$766	$1,237	$(471)	(38.1)%
Sales and marketing	851	627	224	35.7%
General and administrative	802	1,105	(303)	(27.4)%
Depreciation and amortization	195	30	165	550.0%
Total pre-tax cost and expenses:	$2,614	$2,999	$(385)	(12.8)%

Loss from continuing operations, net of tax	$(525)	$(1,055)	$530	(50.2)%

Basic and diluted loss per share:
Continuing operations	$(0.05)	$(0.12)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	11,114,943	9,357,055

Summary of Cash Flows from Continuing Operations

	Year Ended December 31,
Cash (used in) provided by continuing operations	2023	2022
Operating activities	$(3,009)	$(2,249)
Investing activities	(947)	(61)
Financing activities	3,364	145
Net increase in cash and cash equivalents from continuing operations	$(592)	$(2,165)

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following non-GAAP financial information in the tables that follow are reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

The adjustments for the three months and year ended December 31, 2022relate to stock-based compensation, litigation settlement reserves, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax benefit.

The adjustments for the three months and year ended December 31, 2023relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax benefit.

	Three Months Ended December 31,
	2023	2022
	(in thousands)
Loss from Continuing Operations	$(525)	$(1,055)
Stock-based compensation	38	42
Litigation settlement reserve	-	-
Loss attributable to noncontrolling interest	12	46
Depreciation and amortization	195	30
Other (expense) income, net	(4)	9
Income tax expense (benefit)	(122)	23
Adjusted EBITDA	$(406)	$(905)

	Year Ended December 31,
	2023	2022
	(in thousands)
Loss from Continuing Operations	$(4,386)	$(3,092)
Share-based compensation	300	481
Litigation settlement reserve	-	(909)
Loss attributable to noncontrolling interest	103	555
Depreciation and amortization	624	776
Other income (expense)	(13)	4
Income tax benefit	(139)	(13)
Adjusted EBITDA	$(3,511)	$(2,198)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including National Association of Professional Women (NAPW) and its brand, International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ+ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released March 29, 2024